Exhibit 99.1


FOR IMMEDIATE RELEASE

Investor Contacts:                                Press Contacts:
Patrick Barry                                     Alanna Richter
CFO, Bluefly, Inc.                                VP, Bluefly, Inc.
212-944-8000 ext. 239                             212-944-8000 ext. 293
pat@bluefly.com                                   alanna@bluefly.com


                    SOROS MAKES ADDITIONAL BLUEFLY INVESTMENT

New York, NY - June 3, 2002 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer fashions at outlet store prices (www.bluefly.com), announced today that affiliates of Soros Private Equity Partners had invested an additional $1.9 million in the company. As a result of the financing, Soros' stake in Bluefly increased from approximately 78% to approximately 83% of the company's outstanding equity.

Under the terms of the deal, Bluefly issued 1,186,573 shares of common stock at $1.57 per share. Bluefly also issued warrants to purchase 296,644 shares of common stock at any time during the next five years at an exercise price equal to $1.88 per share for a purchase price of $.125 per warrant. Bluefly agreed to file a registration statement with the Securities and Exchange Commission within 45 days, in order to register the common stock issued as well as the common stock underlying the warrants.

The additional Soros investment was negotiated as part of an equity financing in which third party investors would also participate. The company does not know when or if the third party investors will consummate their investment.

The financing reduced the $4 million standby commitment provided by Soros in March 2002 to $2.1 million, and, to the extent that the third party investors consummate their investment, the standby commitment would be further reduced on a dollar for dollar basis. As a result of the financing, the conversion price of the Company's Series B Preferred Stock held by Soros automatically decreased from $2.34 to $1.57. In accordance with EITF 00-27, this reduction in the conversion price of the Company's Series B Preferred Stock will result in Bluefly recording a beneficial conversion feature in the approximate amount of $10.2 million as part of its second quarter financial results. This non-cash charge, which is analogous to a dividend, will result in an adjustment to the Company's computation of (Loss)/Earnings Per Share. Soros has agreed to waive any further reduction in the conversion price of the Company's Series B Preferred Stock

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that would result if the Company were to raise additional financing under the standby commitment, unless a third party participates in such financing or provides the entire amount.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Bluefly, Inc.

Bluefly is headquartered in New York City, in the heart of the fashion district. Distinguishing itself with discounts of up to 75%, products from over 300 designers and a 90-day money back guarantee, Bluefly.com aims to be the world's first full service outlet store for designer fashions. Its innovative Web site is designed to eliminate the "hit-or-miss" aspect of off-price shopping by allowing shoppers to see only those products that are available for sale and match their interests. For more information, visit www.bluefly.com.



This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-Q, and 10-K. These risks and uncertainties include, but are not limited to, the following: the Company's recent losses and anticipated future losses; the Company's limited working capital, need for additional capital and potential inability to raise such capital; security interests on the Company's assets that have been granted to third parties; the Company's inability to accurately forecast revenue; adverse trends in the retail apparel market; risks of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; consumer acceptance of the Internet as a medium for purchasing apparel; the risk that favorable trends in sales, repeat customer sales, gross profit, gross margin and reduced selling, marketing and fulfillment expenses and reductions in operating losses will not continue; risks that the Company will be unable to reduce the levels of losses; potential adverse effects on gross margin resulting from mark downs and allowances; the competitive nature of the business and the potential for competitors with greater resources to enter such business; the dependence on third parties and certain relationships for certain services, including the Company's dependence on United States Postal Service and U.P.S. (and the risks of a mail slowdown due to terrorist activity) and the Company's dependence on its third-party web hosting and fulfillment centers; the capital intensive nature of such business (taking into account the need for advertising to promote such business); the successful hiring and retaining of personnel; the dependence on continued growth of online commerce; rapid technological change; online commerce security risks; the startup nature of the Internet business; governmental regulation and legal uncertainties; management of potential growth; and unexpected changes in fashion trends.

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